Exhibit 99.1

Radian Announces First Quarter 2016 Financial Results

-- Net income of $66 million or $0.29 per diluted share --

-- Adjusted pretax operating income of $130 million --

-- Adjusted diluted net operating income of $0.37 per share --

-- Book value per share increases 8% year-over-year to $12.42 --

PHILADELPHIA--(BUSINESS WIRE)--April 27, 2016--Radian Group Inc. (NYSE: RDN) today reported net income from continuing operations for the quarter ended March 31, 2016, of $66.2 million, or $0.29 per diluted share. This compares to net income from continuing operations for the quarter ended March 31, 2015, of $91.7 million, or $0.39 per diluted share. Pretax income from continuing operations for the quarter ended March 31, 2016, was $102.4 million, compared to $137.5 million for the quarter ended March 31, 2015.

Key Financial Highlights (dollars in millions, except per share data)
	Quarter Ended March 31, 2016	Quarter Ended March 31, 2015	Percent Change
Net income from continuing operations	$66.2	$91.7	(28%)
Diluted net income per share from continuing operations	$0.29	$0.39	(26%)
Pretax income from continuing operations	$102.4	$137.5	(26%)
Adjusted pretax operating income	$130.2	$123.9	5%
Adjusted diluted net operating income per share *	$0.37	$0.35	6%
Revenues	$313.0	$290.7	8%
Net premiums earned - insurance	$221.0	$224.6	(2%)
Book value per share	$12.42	$11.53	8%

* Adjusted diluted net operating income per share is calculated using the company’s statutory tax rate.

Adjusted pretax operating income for the quarter ended March 31, 2016, was $130.2 million, compared to $123.9 million for the quarter ended March 31, 2015. Adjusted diluted net operating income per share for the quarter ended March 31, 2016, was $0.37, compared to $0.35 for the quarter ended March 31, 2015. See “Non-GAAP Financial Measures” below.

Book value per share at March 31, 2016 grew to $12.42, compared to $12.07 at December 31, 2015, and $11.53 at March 31, 2015.

“Our solid first quarter results were driven primarily by exceptional credit trends,” said Radian’s Chief Executive Officer S.A. Ibrahim. “We delivered on our commitment to strengthen our financial position, increase capital flexibility and improve our debt maturity profile, and during the quarter Radian Guaranty returned to investment grade ratings.”

FIRST QUARTER HIGHLIGHTS AND RECENT EVENTS

Mortgage Insurance

  New mortgage insurance written (NIW) was $8.1 billion for the quarter, compared to $9.1 billion in the fourth quarter of 2015 and $9.4 billion in the prior-year quarter.
    Of the $8.1 billion in new business written in the first quarter of 2016, 29 percent was written with single premiums, which is generally unchanged from the fourth quarter of 2015. Net single premiums written, after consideration of the 35 percent ceded under the previously announced Single Premium QSR, was 19 percent in the first quarter of 2016.
    The Single Premium QSR decreased the percentage of Radian’s single-premium risk in force, net of reinsurance ceded, from 31 to 25 percent as of March 31, 2016.
    Refinances accounted for 19 percent of total NIW in the first quarter of 2016, compared to 17 percent in the fourth quarter of 2015, and 33 percent a year ago.
    NIW continued to consist of loans with excellent risk characteristics.

  Total primary mortgage insurance in force as of March 31, 2016, was $175.4 billion, compared to $175.6 billion as of December 31, 2015, and $172.1 billion as of March 31, 2015.
    Persistency, which is the percentage of mortgage insurance in force that remains on the company’s books after a twelve-month period, was 79.4 percent as of March 31, 2016, compared to 78.8 percent as of December 31, 2015, and 82.6 percent as of March 31, 2015.
    Annualized persistency for the three-months ended March 31, 2016, was 82.3 percent, compared to 81.8 percent for the three-months ended December 31, 2015, and 80.3 percent for the three-months ended March 31, 2015.
  Total net premiums earned were $221.0 million for the quarter ended March 31, 2016, compared to $226.4 million for the quarter ended December 31, 2015, and $224.6 million for the quarter ended March 31, 2015.
    The Single Premium QSR decreased net premiums earned by approximately $6.0 million, net of the accrued profit commission of $6.1 million.
  The mortgage insurance provision for losses was $43.3 million in the first quarter of 2016, compared to $56.8 million in the fourth quarter of 2015, and $45.9 million in the prior-year period.
    The provision for losses in the first quarter included the positive impact of a modest reduction in the company’s default to claim rate assumption for new notices of default as well as positive development on existing defaults.
    The loss ratio in the first quarter was 19.6 percent, compared to 25.1 percent in the fourth quarter of 2015 and 20.4 percent in the first quarter of 2015.
    Mortgage insurance loss reserves were $891.3 million as of March 31, 2016, compared to $976.4 million as of December 31, 2015, and $1,384.7 million as of March 31, 2015.
    Primary reserve per primary default (excluding IBNR and other reserves) was $24,959 as of March 31, 2016. This compares to primary reserve per primary default of $24,019 as of December 31, 2015, and $28,423 as of March 31, 2015.
  The total number of primary delinquent loans decreased by 13 percent in the first quarter from the fourth quarter of 2015, and by 24 percent from the first quarter of 2015. The primary mortgage insurance delinquency rate decreased to 3.5 percent in the first quarter of 2016, compared to 4.0 percent in the fourth quarter of 2015, and 4.6 percent in the first quarter of 2015.

  Total mortgage insurance claims paid were $127.7 million in the first quarter, compared to $176.5 million in the fourth quarter of 2015, and $207.1 million in the first quarter of 2015. The company continues to expect claims paid for the full-year 2016 of approximately $400–450 million.
  In January, Moody’s Investors Service upgraded its insurance financial strength ratings of Radian Guaranty to an investment grade rating of Baa3. In March, Standard & Poor’s Ratings Services upgraded its financial strength and long-term issuer credit ratings on Radian Guaranty to an investment grade rating of BBB-.

Mortgage and Real Estate Services

  The Services segment is primarily comprised of the operations for Clayton Holdings LLC, a leading provider of risk-based analytics, residential loan due diligence, consulting, surveillance and staffing solutions. The company also provides customized Real Estate Owned (REO) asset management and single-family rental component services through its Green River Capital subsidiary;
    advanced Automated Valuation Models, Broker Price Opinions and technology solutions to monitor loan portfolio performance, acquire and track non-performing loans, and value and sell residential real estate through its Red Bell Real Estate subsidiary;
    valuation, title, closing and settlement services as well as technology solutions for vendor management through its ValuAmerica subsidiary; and
    a global reach through its Clayton EuroRisk subsidiary.
  Total revenues for the first quarter were $32.2 million, compared to $38.2 million for the fourth quarter of 2015, and $31.5 million for the first quarter of 2015.
  The adjusted pretax operating loss before corporate allocations for the quarter ended March 31, 2016, was $3.7 million, compared to income of $3.6 million for the quarter ended December 31, 2015, and income of $3.4 million for the quarter ended March 31, 2015. Earnings before interest, income taxes, depreciation and amortization (EBITDA) for the quarter ended March 31, 2016 was a loss of $3.1 million, compared to income of $4.2 million for the quarter ended December 31, 2015, and income of $3.9 million for the quarter ended March 31, 2015. You may find details regarding the non-GAAP measure EBITDA and its definition in Exhibits F and G.

Consolidated Expenses

Other operating expenses were $59.0 million in the first quarter, compared to $59.6 million in the fourth quarter of 2015, and $53.8 million in the first quarter of last year.

  Consistent with the company’s expense reduction initiatives announced last quarter, operating expenses for the first quarter of 2016 included severance charges of approximately $3.0 million related to a reduction in force.
  Operating expenses for the first quarter of 2016 were comprised of $43.2 million for the Mortgage Insurance segment, compared to $46.7 million in the fourth quarter of 2015, and $43.8 million in the first quarter of last year.
  Operating expenses for the first quarter of 2016 were comprised of $15.6 million for the Services segment, compared to $12.7 million in the fourth quarter of 2015, and $9.8 million in the first quarter of last year.
    A significant portion of the $3.0 million in severance charges reflected in the company’s consolidated expenses was related to a reduction in force in the Services segment.
    Red Bell Real Estate and ValuAmerica were acquired March 20, 2015, and October 8, 2015, respectively, and are therefore not included in operating expenses for the first quarter of 2015. Operating expenses for these companies represented $2.8 million in the first quarter of 2016.

CAPITAL AND LIQUIDITY UPDATE

Radian Group maintains approximately $393 million of available liquidity. Radian Guaranty expects to be in a position to seek to redeem a portion, or potentially all, of its $325 million surplus note with Radian Group as early as June 30, 2016. Any repayments of the surplus note by Radian Guaranty would increase Radian Group’s available liquidity by the same amount. Redemption of the surplus note is subject to approval by the Pennsylvania Insurance Department.

  During the first quarter of 2016, the company successfully completed a series of transactions to strengthen its financial position. The combination of these actions have the impact of decreasing diluted shares outstanding, improving its debt maturity profile and significantly increasing the amount by which our Available Assets exceed our Minimum Required Assets under the PMIERs Financial Requirements. This series of transactions consisted of:
    the issuance of $350 million aggregate principal amount of Senior Notes due 2021;
    the purchases of aggregate principal amounts of approximately $30.1 million and $288.4 million, respectively, of the company’s outstanding Convertible Senior Notes due 2017 and 2019;
    the termination of a corresponding portion of the capped call transactions related to the purchased Convertible Senior Notes due 2017;
    the completion of a share repurchase program pursuant to which the company purchased an aggregate of $100.0 million of Radian Group common stock; and
    the entry into the Radian Guaranty Single Premium QSR transaction.
  Radian Guaranty is compliant with the PMIERs and does not expect to require any additional capital contributions in order to remain compliant. The financial requirements of the PMIERs require a mortgage insurer's Available Assets to equal or exceed its Minimum Required Assets. As of March 31, 2016, Radian Guaranty’s Available Assets exceeded its Minimum Required Assets by approximately $500 million, due primarily to the significant positive impact of the Single Premium QSR as well as organic growth.
  As of March 31, 2016, a total of $3.3 billion of risk in force outstanding had been ceded under quota share reinsurance agreements.

Ibrahim added, “With the combination of our high-quality mortgage insurance portfolio and the expanded capabilities of our mortgage and real estate services businesses, we believe we are better positioned today to drive long-term value than ever before.”

CONFERENCE CALL

Radian will discuss first quarter financial results in a conference call today, Wednesday, April 27, 2016, at 10:00 a.m. Eastern time. The conference call will be broadcast live over the Internet at http://www.radian.biz/page?name=Webcasts or at www.radian.biz. The call may also be accessed by dialing 800.288.8967 inside the U.S., or 612.332.0345 for international callers, using passcode 391331 or by referencing Radian.

A replay of the webcast will be available on the Radian website approximately two hours after the live broadcast ends for a period of one year. A replay of the conference call will be available approximately two and a half hours after the call ends for a period of two weeks, using the following dial-in numbers and passcode: 800.475.6701 inside the U.S., or 320.365.3844 for international callers, passcode 391331.

In addition to the information provided in the company’s earnings news release, other statistical and financial information, which is expected to be referred to during the conference call, will be available on Radian’s website under Investors >Quarterly Results, or by clicking on http://www.radian.biz/page?name=QuarterlyResults.

NON-GAAP FINANCIAL MEASURES

Radian believes that adjusted pretax operating income and adjusted diluted net operating income per share (non-GAAP measures) facilitate evaluation of the company’s fundamental financial performance and provide relevant and meaningful information to investors about the ongoing operating results of the company. On a consolidated basis, these measures are not recognized in accordance with accounting principles generally accepted in the United States of America (GAAP) and should not be viewed as alternatives to GAAP measures of performance. The measures described below have been established in order to increase transparency for the purpose of evaluating the company’s core operating trends and enabling more meaningful comparisons with Radian’s competitors.

Adjusted pretax operating income is defined as earnings excluding the impact of certain items that are not viewed as part of the operating performance of the company’s primary activities, or not expected to result in an economic impact equal to the amount reflected in pretax income (loss) from continuing operations. Adjusted pretax operating income adjusts GAAP pretax income from continuing operations to remove the effects of: (i) net gains (losses) on investments and other financial instruments; (ii) loss on induced conversion and debt extinguishment; (iii) acquisition-related expenses; (iv) amortization and impairment of intangible assets; and (v) net impairment losses recognized in earnings. Adjusted diluted net operating income per share represents a diluted net income per share calculation using as its basis adjusted pretax operating income, net of taxes at the company’s statutory tax rate for the period.

In addition to the above non-GAAP measures for the consolidated company, the company also presents as supplemental information a non-GAAP measure for the Services segment, representing earnings before interest, income taxes, depreciation and amortization (EBITDA). Services EBITDA is calculated by using adjusted pretax operating income as described above, further adjusted to remove the impact of depreciation and corporate allocations for interest and operating expenses. Services EBITDA is presented to facilitate comparisons with other services companies, since it is a widely accepted measure of performance in the services industry.

See Exhibit F or Radian’s website for a description of these items, as well as Exhibit G for reconciliations to the most comparable consolidated GAAP measures.

ABOUT RADIAN

Radian Group Inc. (NYSE: RDN), headquartered in Philadelphia, provides private mortgage insurance, risk management products and real estate services to financial institutions. Radian offers products and services through two business segments:

  Mortgage Insurance, through its principal mortgage insurance subsidiary Radian Guaranty Inc. This private mortgage insurance protects lenders from default-related losses, facilitates the sale of low-downpayment mortgages in the secondary market and enables homebuyers to purchase homes more quickly with downpayments less than 20%.
  Mortgage and Real Estate Services, through its principal services subsidiary Clayton, as well as Green River Capital, Red Bell Real Estate and ValuAmerica. These solutions include information and services that financial institutions, investors and government entities use to evaluate, acquire, securitize, service and monitor loans and asset-backed securities.

Additional information may be found at www.radian.biz.

FINANCIAL RESULTS AND SUPPLEMENTAL INFORMATION CONTENTS (Unaudited)
For trend information on all schedules, refer to Radian’s quarterly financial statistics at http://www.radian.biz/page?name=FinancialReportsCorporate.

Exhibit A:	Condensed Consolidated Statements of Operations Trend Schedule
Exhibit B:	Net Income Per Share Trend Schedule
Exhibit C:	Condensed Consolidated Balance Sheets
Exhibit D:	Discontinued Operations
Exhibit E:	Segment Information
Exhibit F:	Definition of Consolidated Non-GAAP Financial Measure
Exhibit G:	Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit H:	Mortgage Insurance Supplemental Information
New Insurance Written
Exhibit I:	Mortgage Insurance Supplemental Information
Insurance in Force, Risk in Force by Product and Statutory Capital Ratios
Exhibit J:	Mortgage Insurance Supplemental Information
Risk in Force by FICO, LTV and Policy Year
Exhibit K:	Mortgage Insurance Supplemental Information
Claims, Reserves and Reserve per Default
Exhibit L:	Mortgage Insurance Supplemental Information
Default Statistics
Exhibit M:	Mortgage Insurance Supplemental Information
QSR, Captives and Persistency

Radian Group Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Exhibit A

	2016	2015
(In thousands, except per share amounts)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1

Revenues:
Net premiums earned - insurance	$220,950	$226,443	$227,433	$237,437	$224,595
Services revenue	31,600	37,493	42,189	43,503	30,630
Net investment income	27,201	22,833	22,091	19,285	17,328
Net gains (losses) on investments and other financial instruments	31,286	(13,402)	3,868	28,448	16,779
Other income	1,915	1,515	1,711	1,743	1,331
Total revenues	312,952	274,882	297,292	330,416	290,663

Expenses:
Provision for losses	42,991	56,805	64,192	32,560	45,028
Policy acquisition costs	6,389	4,831	2,880	6,963	7,750
Direct cost of services	21,749	22,241	24,949	23,520	19,253
Other operating expenses	58,989	59,570	65,082	67,731	53,774
Interest expense	21,534	20,996	21,220	24,501	24,385
Loss on induced conversion and debt extinguishment	55,570	2,320	11	91,876	—
Amortization and impairment of intangible assets	3,328	3,409	3,273	3,281	3,023
Total expenses	210,550	170,172	181,607	250,432	153,213

Pretax income from continuing operations	102,402	104,710	115,685	79,984	137,450
Income tax provision	36,153	30,182	45,594	34,791	45,723
Net income from continuing operations	66,249	74,528	70,091	45,193	91,727
Income from discontinued operations, net of tax	—	—	—	4,855	530
Net income	$66,249	$74,528	$70,091	$50,048	$92,257

Diluted net income per share:
Net income from continuing operations	$0.29	$0.32	$0.29	$0.20	$0.39
Income from discontinued operations, net of tax	—	—	—	0.02	—
Net income	$0.29	$0.32	$0.29	$0.22	$0.39

Selected Mortgage Insurance Key Ratios
Loss ratio (1)	19.6%	25.1%	28.2%	13.3%	20.4%
Expense ratio (1)	22.4%	22.7%	23.9%	25.8%	23.0%

(1) Calculated on a GAAP basis using net premiums earned.

On April 1, 2015, Radian Guaranty completed the previously disclosed sale of 100% of the issued and outstanding shares of Radian Asset Assurance to Assured, pursuant to the Radian Asset Assurance Stock Purchase Agreement dated as of December 22, 2014. As a result, the operating results of Radian Asset Assurance are classified as discontinued operations for all periods presented in our condensed consolidated statements of operations. See Exhibit D for additional information on discontinued operations.

Radian Group Inc. and Subsidiaries
Net Income Per Share
Exhibit B

The calculation of basic and diluted net income per share was as follows:

	2016	2015
(In thousands, except per share amounts)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Net income from continuing operations:
Net income from continuing operations—basic	$66,249	$74,528	$70,091	$45,193	$91,727
Adjustment for dilutive Convertible Senior Notes due 2019, net of tax (1)	3,390	3,664	3,714	3,707	3,673
Net income from continuing operations—diluted	$69,639	$78,192	$73,805	$48,900	$95,400

Net income:
Net income from continuing operations—basic	$66,249	$74,528	$70,091	$45,193	$91,727
Income from discontinued operations, net of tax	—	—	—	4,855	530
Net income—basic	66,249	74,528	70,091	50,048	92,257
Adjustment for dilutive Convertible Senior Notes due 2019, net of tax (1)	3,390	3,664	3,714	3,707	3,673
Net income—diluted	$69,639	$78,192	$73,805	$53,755	$95,930

Average common shares outstanding—basic	203,706	206,872	207,938	193,112	191,224
Dilutive effect of Convertible Senior Notes due 2017	—	1,057	1,798	12,438	10,886
Dilutive effect of Convertible Senior Notes due 2019	33,583	37,736	37,736	37,736	37,736
Dilutive effect of stock-based compensation arrangements (2)	2,418	2,316	3,323	3,364	3,202
Adjusted average common shares outstanding—diluted	239,707	247,981	250,795	246,650	243,048

Net income per share:
Basic:
Net income from continuing operations	$0.33	$0.36	$0.34	$0.23	$0.48
Income from discontinued operations, net of tax	—	—	—	0.03	—
Net income	$0.33	$0.36	$0.34	$0.26	$0.48

Diluted:
Net income from continuing operations	$0.29	$0.32	$0.29	$0.20	$0.39
Income from discontinued operations, net of tax	—	—	—	0.02	—
Net income	$0.29	$0.32	$0.29	$0.22	$0.39

(1)	As applicable, includes coupon interest, amortization of discount and fees, and other changes in income or loss that would result from the assumed conversion.
(2)

The following number of shares of our common stock equivalents issued under our stock-based compensation arrangements were not included in the calculation of diluted net income per share because they were anti-dilutive:

	2016	2015
(In thousands)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Shares of common stock equivalents	709	728	469	264	540

Radian Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
Exhibit C

	March 31	December 31,	September 30,	June 30,	March 31,
(In thousands, except per share data)	2016	2015	2015	2015	2015

Assets:
Investments	$4,470,172	$4,298,686	$4,376,771	$4,309,148	$3,621,646
Cash	64,844	46,898	69,030	51,381	57,204
Restricted cash	10,060	13,000	10,280	12,633	14,220
Accounts and notes receivable	66,340	61,734	65,951	72,093	64,405
Deferred income taxes, net	518,059	577,945	601,893	651,238	649,996
Goodwill and other intangible assets, net	286,069	289,417	287,334	290,640	293,798
Prepaid reinsurance premium	228,718	40,491	44,091	47,835	53,088
Other assets	325,129	313,929	305,566	301,536	287,188
Assets held for sale	—	—	—	—	1,755,873
Total assets	$5,969,391	$5,642,100	$5,760,916	$5,736,504	$6,797,418

Liabilities and stockholders’ equity:
Unearned premiums	$673,887	$680,300	$676,938	$665,947	$657,555
Reserve for losses and loss adjustment expense	891,348	976,399	1,098,570	1,204,792	1,384,714
Long-term debt	1,286,466	1,219,454	1,230,246	1,224,892	1,202,535
Reinsurance funds withheld	151,104	—	—	—	—
Other liabilities	306,188	269,016	311,855	278,929	310,642
Liabilities held for sale	—	—	—	—	966,078
Total liabilities	3,308,993	3,145,169	3,317,609	3,374,560	4,521,524

Equity component of currently redeemable convertible senior notes	—	—	7,737	8,546	68,982

Common stock	232	224	224	226	209
Additional paid-in capital	1,880,173	1,823,442	1,825,034	1,816,545	1,648,436
Retained earnings	757,202	691,742	617,731	548,161	498,593
Accumulated other comprehensive income (loss)	22,791	(18,477)	(7,419)	(11,534)	59,674
Total stockholders’ equity	2,660,398	2,496,931	2,435,570	2,353,398	2,206,912
Total liabilities and stockholders’ equity	$5,969,391	$5,642,100	$5,760,916	$5,736,504	$6,797,418

Shares outstanding	214,265	206,872	206,870	208,587	191,416

Book value per share	$12.42	$12.07	$11.77	$11.28	$11.53

Radian Group Inc. and Subsidiaries
Discontinued Operations
Exhibit D

The income from discontinued operations, net of tax consisted of the following components for the periods indicated:

	2015
(In thousands)	Qtr 2	Qtr 1
Net premiums earned	$—	$1,007
Net investment income	—	9,153
Net gains on investments and other financial instruments	7,818	13,668
Change in fair value of derivative instruments	—	2,625
Total revenues	7,818	26,453

Provision for losses	—	502
Policy acquisition costs	—	(191)
Other operating expense	—	4,107
Total expenses	—	4,418

Equity in net loss of affiliates	—	(13)
Income from operations of businesses held for sale	7,818	22,022
Loss on sale	(350)	(13,930)
Income tax provision	2,613	7,562
Income from discontinued operations, net of tax	$4,855	$530

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 1 of 2)

Summarized financial information concerning our operating segments as of and for the periods indicated is as follows. For a definition of adjusted pretax operating income and EBITDA, along with reconciliations to consolidated GAAP measures, see Exhibits F and G.

	Mortgage Insurance
	2016		2015
(In thousands)	Qtr 1		Qtr 4	Qtr 3	Qtr 2	Qtr 1
Net premiums written - insurance	$26,310	(1)	$233,347	$242,168	$251,082	$241,908
Decrease (increase) in unearned premiums	194,640		(6,904)	(14,735)	(13,645)	(17,313)
Net premiums earned - insurance	220,950		226,443	227,433	237,437	224,595
Net investment income (2)	27,201		22,833	22,091	19,285	17,328
Other income (2)	1,915		1,515	1,711	1,743	1,331
Total	250,066		250,791	251,235	258,465	243,254

Provision for losses	43,275		56,817	64,128	31,637	45,851
Policy acquisition costs	6,389		4,831	2,880	6,963	7,750
Other operating expenses before corporate allocations	33,829		37,406	36,632	41,853	34,050
Total (3)	83,493		99,054	103,640	80,453	87,651
Adjusted pretax operating income before corporate allocations	166,573		151,737	147,595	178,012	155,603
Allocation of corporate operating expenses (2)	9,329		9,251	14,893	12,516	9,758
Allocation of interest expense (2)	17,112		16,582	16,797	20,070	19,953
Adjusted pretax operating income	$140,132		$125,904	$115,905	$145,426	$125,892

	Services
	2016		2015
(In thousands)	Qtr 1		Qtr 4	Qtr 3	Qtr 2	Qtr 1
Services revenue (3)	$32,196		$38,175	$43,114	$44,595	$31,532

Direct cost of services	22,053		22,880	25,870	25,501	19,253
Other operating expenses before corporate allocations	13,883		11,710	11,533	11,522	8,857
Total	35,936		34,590	37,403	37,023	28,110
Adjusted pretax operating (loss) income before corporate allocations (4)	(3,740)		3,585	5,711	7,572	3,422
Allocation of corporate operating expenses	1,751		968	1,567	1,307	981
Allocation of interest expense	4,422		4,414	4,423	4,431	4,432
Adjusted pretax operating (loss) income	$(9,913)		$(1,797)	$(279)	$1,834	$(1,991)

(1)	Net of ceded premiums written under the Single Premium QSR transaction of $197.6 million.
(2)

For periods prior to the quarter ended June 30, 2015, includes certain corporate income and expenses that have been reallocated from our prior financial guaranty segment to the Mortgage Insurance segment and that were not reclassified to discontinued operations.

(3)	Inter-segment information:
	2016	2015
	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Inter-segment expense included in Mortgage Insurance segment	$596	$682	$925	$1,092	$902
Inter-segment revenue included in Services segment	596	682	925	1,092	902

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 2 of 2)

(4) Supplemental information for Services EBITDA (see definition in Exhibit F):

	2016	2015
	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Adjusted pretax operating (loss) income before corporate allocations	$(3,740)	$3,585	$5,711	$7,572	$3,422
Depreciation and amortization	661	612	555	482	449
Services EBITDA	$(3,079)	$4,197	$6,266	$8,054	$3,871

Selected balance sheet information for our segments, as of the periods indicated, is as follows:

	At March 31, 2016
(In thousands)	Mortgage Insurance	Services	Total
Total assets	$5,605,505	363,886	$5,969,391

	At December 31, 2015
(In thousands)	Mortgage Insurance	Services	Total
Total assets	$5,281,597	360,503	$5,642,100

Radian Group Inc. and Subsidiaries
Definition of Consolidated Non-GAAP Financial Measures
Exhibit F (page 1 of 2)

Use of Non-GAAP Financial Measures

In addition to the traditional GAAP financial measures, we have presented non-GAAP financial measures for the consolidated company, “adjusted pretax operating income (loss)” and “adjusted diluted net operating income (loss) per share,” among our key performance indicators to evaluate our fundamental financial performance. These non-GAAP financial measures align with the way the Company’s business performance is evaluated by both management and the board of directors. These measures have been established in order to increase transparency for the purposes of evaluating our core operating trends and enabling more meaningful comparisons with our peers. Although on a consolidated basis “adjusted pretax operating income (loss)” and “adjusted diluted net operating income (loss) per share” are non-GAAP financial measures, we believe these measures aid in understanding the underlying performance of our operations. Our senior management, including our Chief Executive Officer (the Company’s chief operating decision maker), uses adjusted pretax operating income (loss) as our primary measure to evaluate the fundamental financial performance of the Company’s business segments and to allocate resources to the segments.

Adjusted pretax operating income (loss) is defined as GAAP pretax income (loss) from continuing operations excluding the effects of net gains (losses) on investments and other financial instruments, loss on induced conversion and debt extinguishment, acquisition-related expenses, amortization and impairment of intangible assets and net impairment losses recognized in earnings. Adjusted diluted net operating income (loss) per share is calculated by dividing (i) adjusted pretax operating income (loss) attributable to common shareholders, net of taxes computed using the company’s statutory tax rate, by (ii) the sum of the weighted average number of common shares outstanding and all dilutive potential common shares outstanding. Interest expense on convertible debt, share dilution from convertible debt and the impact of stock-based compensation arrangements have been reflected in the per share calculations consistent with the accounting standard regarding earnings per share, whenever the impact is dilutive.

Although adjusted pretax operating income (loss) excludes certain items that have occurred in the past and are expected to occur in the future, the excluded items represent those that are: (1) not viewed as part of the operating performance of our primary activities; or (2) not expected to result in an economic impact equal to the amount reflected in pretax income (loss) from continuing operations. These adjustments, along with the reasons for their treatment, are described below.

(1)

Net gains (losses) on investments and other financial instruments. The recognition of realized investment gains or losses can vary significantly across periods as the activity is highly discretionary based on the timing of individual securities sales due to such factors as market opportunities, our tax and capital profile and overall market cycles. Unrealized investment gains and losses arise primarily from changes in the market value of our investments that are classified as trading. These valuation adjustments may not necessarily result in economic gains or losses.

Trends in the profitability of our fundamental operating activities can be more clearly identified without the fluctuations of these realized and unrealized gains or losses. We do not view them to be indicative of our fundamental operating activities. Therefore, these items are excluded from our calculation of adjusted pretax operating income (loss). However, we include the change in expected economic loss or recovery associated with our consolidated VIEs, if any, in the calculation of adjusted pretax operating income (loss).

(2)

Loss on induced conversion and debt extinguishment. Gains or losses on early extinguishment of debt and losses incurred to induce conversion of convertible debt prior to maturity are discretionary activities that are undertaken in order to take advantage of market opportunities to strengthen our financial position; therefore, we do not view these activities as part of our operating performance. Such transactions do not reflect expected future operations and do not provide meaningful insight regarding our current or past operating trends. Therefore, these items are excluded from our calculation of adjusted pretax operating income (loss).

(3)

Acquisition-related expenses. Acquisition-related expenses represent the costs incurred to effect an acquisition of a business (i.e., a business combination). Because we pursue acquisitions on a strategic and selective basis and not in the ordinary course of our business, we do not view acquisition-related expenses as a consequence of a primary business activity. Therefore, we do not consider these expenses to be part of our operating performance and they are excluded from our calculation of adjusted pretax operating income (loss).

Radian Group Inc. and Subsidiaries
Definition of Consolidated Non-GAAP Financial Measures
Exhibit F (page 2 of 2)

(4)

Amortization and impairment of intangible assets. Amortization of intangible assets represents the periodic expense required to amortize the cost of intangible assets over their estimated useful lives. Intangible assets with an indefinite useful life are also periodically reviewed for potential impairment, and impairment adjustments are made whenever appropriate. These charges are not viewed as part of the operating performance of our primary activities and therefore are excluded from our calculation of adjusted pretax operating income (loss).

(5)

Net impairment losses recognized in earnings. The recognition of net impairment losses on investments can vary significantly in both size and timing, depending on market credit cycles. We do not view these impairment losses to be indicative of our fundamental operating activities. Therefore, whenever these losses occur, we exclude them from our calculation of adjusted pretax operating income (loss).

In addition to the above non-GAAP measures for the consolidated company, we also have presented as supplemental information a non-GAAP measure for our Services segment, representing earnings before interest, income taxes, depreciation and amortization (“EBITDA”). We calculate Services EBITDA by using adjusted pretax operating income as described above, further adjusted to remove the impact of depreciation and corporate allocations for interest and operating expenses. We have presented Services EBITDA to facilitate comparisons with other services companies, since it is a widely accepted measure of performance in the services industry.

See Exhibit G for the reconciliation of our non-GAAP financial measures for the consolidated company, adjusted pretax operating income and adjusted diluted net operating income per share, to the most comparable GAAP measures, pretax income from continuing operations and net income per share from continuing operations, respectively. Exhibit G also contains the reconciliation of Services EBITDA to the most comparable GAAP measure, pretax income from continuing operations.

Total adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share and Services EBITDA are not measures of total profitability, and therefore should not be viewed as substitutes for GAAP pretax income (loss) from continuing operations or net income (loss) per share from continuing operations. Our definitions of adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share or EBITDA may not be comparable to similarly-named measures reported by other companies.

Radian Group Inc. and Subsidiaries Consolidated Non-GAAP Financial Measure Reconciliations Exhibit G (page 1 of 2)

Reconciliation of Adjusted Pretax Operating Income (Loss) to Consolidated Pretax Income from Continuing Operations

	2016	2015
(In thousands)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Adjusted pretax operating income (loss):
Mortgage Insurance (1)	$140,132	$125,904	$115,905	$145,426	$125,892
Services	(9,913)	(1,797)	(279)	1,834	(1,991)
Total adjusted pretax operating income	130,219	124,107	115,626	147,260	123,901

Net gains (losses) on investments and other financial instruments (2)	31,286	(13,402)	3,868	28,448	16,779
Loss on induced conversion and debt extinguishment	(55,570)	(2,320)	(11)	(91,876)	—
Acquisition-related expenses (3)	(205)	(266)	(525)	(567)	(207)
Amortization and impairment of intangible assets (3)	(3,328)	(3,409)	(3,273)	(3,281)	(3,023)
Consolidated pretax income from continuing operations	$102,402	$104,710	$115,685	$79,984	$137,450

(1)

For periods prior to the quarter ended June 30, 2015, includes certain corporate income and expenses that have been reallocated from our prior financial guaranty segment to the Mortgage Insurance segment and that were not reclassified to discontinued operations.

(2)	This line item includes a de minimis amount of expected economic loss or recovery associated with our previously consolidated VIEs that is included in adjusted pretax operating income above.
(3)	Please see Exhibit F for the definition of this line item.

Reconciliation of Adjusted Diluted Net Operating Income Per Share (1) to Net Income Per Share from Continuing Operations

	2016	2015
	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Adjusted diluted net operating income per share	$0.37	$0.34	$0.31	$0.40	$0.35

After tax per share impact:

Net gains (losses) on investments and other financial instruments	0.08	(0.03)	0.01	0.07	0.04
Loss on induced conversion and debt extinguishment	(0.15)	(0.01)	—	(0.28)	—
Acquisition-related expenses	—	—	—	—	—
Amortization and impairment of intangible assets	(0.01)	(0.01)	(0.01)	(0.01)	(0.01)
Difference between statutory and effective tax rate	—	0.03	(0.02)	0.02	0.01

Net income per share from continuing operations	$0.29	$0.32	$0.29	$0.20	$0.39

(1)	Calculated using the company’s statutory tax rate.

Radian Group Inc. and Subsidiaries Consolidated Non-GAAP Financial Measure Reconciliations Exhibit G (page 2 of 2)

Reconciliation of Services Segment EBITDA to Consolidated Pretax Income from Continuing Operations

	2016	2015
(In thousands)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1

Services EBITDA	$(3,079)	$4,197	$6,266	$8,054	$3,871
Allocation of corporate operating expenses to Services	(1,751)	(968)	(1,567)	(1,307)	(981)
Allocation of corporate interest expenses to Services	(4,422)	(4,414)	(4,423)	(4,431)	(4,432)
Services depreciation and amortization	(661)	(612)	(555)	(482)	(449)
Services adjusted pretax operating (loss) income	(9,913)	(1,797)	(279)	1,834	(1,991)
Mortgage Insurance adjusted pretax operating income	140,132	125,904	115,905	145,426	125,892
Total adjusted pretax operating income	130,219	124,107	115,626	147,260	123,901

Net gains (losses) on investments and other financial instruments	31,286	(13,402)	3,868	28,448	16,779
Loss on induced conversion and debt extinguishment	(55,570)	(2,320)	(11)	(91,876)	—
Acquisition-related expenses	(205)	(266)	(525)	(567)	(207)
Amortization and impairment of intangible assets	(3,328)	(3,409)	(3,273)	(3,281)	(3,023)
Consolidated pretax income from continuing operations	$102,402	$104,710	$115,685	$79,984	$137,450

On a consolidated basis, “adjusted pretax operating income” and “adjusted diluted net operating income per share” are measures not determined in accordance with GAAP. "Services EBITDA" is also a non-GAAP measure. These measures are not representative of total profitability, and therefore should not be viewed as substitutes for GAAP pretax income from continuing operations or net income per share from continuing operations. Our definitions of adjusted pretax operating income, adjusted diluted net operating income per share or EBITDA may not be comparable to similarly-named measures reported by other companies. See Exhibit F for additional information on our consolidated non-GAAP financial measures.

Radian Group Inc. and Subsidiaries Mortgage Insurance Supplemental Information - New Insurance Written Exhibit H

	2016		2015
($ in millions)	Qtr 1		Qtr 4	Qtr 3	Qtr 2	Qtr 1

Total primary new insurance written	$8,071		$9,099	$11,176	$11,751	$9,385

Percentage of primary new insurance written by FICO score
>=740	58.4%		60.3%	61.0%	63.0%	63.6%
680-739	33.7		32.2	31.9	30.8	30.3
620-679	7.9		7.5	7.1	6.2	6.1
Total Primary	100.0%		100.0%	100.0%	100.0%	100.0%

Percentage of primary new insurance written
Direct monthly and other premiums	71%		71%	73%	68%	63%
Direct single premiums	29%		29%	27%	32%	37%

Net single premiums	19%	(1)	N/A	N/A	N/A	N/A

Refinances	19%		17%	13%	23%	33%
LTV
95.01% and above	3.7%		3.6%	3.5%	3.2%	1.8%
90.01% to 95.00%	50.5%		49.5%	51.5%	49.4%	48.4%
85.01% to 90.00%	33.1%		34.4%	34.1%	34.0%	33.3%
85.00% and below	12.7%		12.5%	10.9%	13.4%	16.5%

(1)	Represents 29% of direct single premiums written, after consideration of the 35% single premium NIW ceded under the Single Premium QSR.

Radian Group Inc. and Subsidiaries Mortgage Insurance Supplemental Information - Primary Insurance in Force and Risk in Force by Product, Statutory Capital Ratios Exhibit I

	March 31,		December 31,	September 30,	June 30,	March 31,
($ in millions)	2016		2015	2015	2015	2015
Primary insurance in force (1)
Flow	$167,526		$167,469	$166,527	$164,137	$162,832
Structured	7,860		8,115	8,339	8,555	9,309
Total Primary	$175,386		$175,584	$174,866	$172,692	$172,141

Prime	$165,526		$165,291	$164,060	$161,397	$160,452
Alt-A	5,907		6,176	6,531	6,857	7,122
A minus and below	3,953		4,117	4,275	4,438	4,567
Total Primary	$175,386		$175,584	$174,866	$172,692	$172,141

Primary risk in force (1) (2)
Flow	$42,861		$42,771	$42,454	$41,706	$41,256
Structured	1,805		1,856	1,910	1,957	2,133
Total Primary	$44,666		$44,627	$44,364	$43,663	$43,389

Flow
Prime	$41,211		$41,036	$40,629	$39,781	$39,251
Alt-A	1,010		1,061	1,124	1,191	1,243
A minus and below	640		674	701	734	762
Total Flow	$42,861		$42,771	$42,454	$41,706	$41,256

Structured
Prime	$1,101		$1,134	$1,155	$1,182	$1,341
Alt-A	356		366	386	397	410
A minus and below	348		356	369	378	382
Total Structured	$1,805		$1,856	$1,910	$1,957	$2,133

Total
Prime	$42,312		$42,170	$41,784	$40,963	$40,592
Alt-A	1,366		1,427	1,510	1,588	1,653
A minus and below	988		1,030	1,070	1,112	1,144
Total Primary	$44,666		$44,627	$44,364	$43,663	$43,389

Percentage of primary risk in force
Direct monthly and other premiums	69%		69%	70%	70%	70%
Direct single premiums	31%		31%	30%	30%	30%

Net single premiums (3)	25%		30%	30%	29%	29%

Statutory Capital Ratios
Risk to capital ratio-Radian Guaranty only	12.5:1	(4)	14.3:1	16.5:1	16.5:1	17.1:1
Risk to capital ratio-Mortgage Insurance combined	12.9:1	(4)	14.6:1	17.9:1	18.0:1	19.1:1

(1)	Includes amounts ceded under our reinsurance agreements, as well as amounts related to the Freddie Mac Agreement.
(2)	Does not include pool risk in force or other risk in force, which combined represent less than 3.0% of our total risk in force for all periods presented.
(3)	Represents RIF after giving effect to all reinsurance ceded ("Net RIF").
(4)	Preliminary.

Radian Group Inc. and Subsidiaries Mortgage Insurance Supplemental Information - Percentage of Primary Risk in Force by FICO, LTV and Policy Year(1) Exhibit J

	March 31,	December 31,	September 30,	June 30,	March 31,
($ in millions)	2016	2015	2015	2015	2015
Percentage of primary risk in force by FICO score
Flow
>=740	58.2%	58.3%	58.2%	58.1%	58.1%
680-739	30.7	30.5	30.3	30.2	30.0
620-679	10.0	10.1	10.3	10.5	10.6
<=619	1.1	1.1	1.2	1.2	1.3
Total Flow	100.0%	100.0%	100.0%	100.0%	100.0%

Structured
>=740	29.3%	29.4	28.9%	28.7%	31.1%
680-739	27.8	27.7	27.9	27.9	28.1
620-679	25.0	25.0	25.2	25.4	24.1
<=619	17.9	17.9	18.0	18.0	16.7
Total Structured	100.0%	100.0%	100.0%	100.0%	100.0%

Total
>=740	57.0%	57.1%	57.0%	56.7%	56.8%
680-739	30.6	30.3	30.2	30.1	29.8
620-679	10.7	10.8	10.9	11.2	11.3
<=619	1.7	1.8	1.9	2.0	2.1
Total Primary	100.0%	100.0%	100.0%	100.0%	100.0%

Percentage of primary risk in force by LTV
95.01% and above	7.2%	7.3%	7.4%	7.6%	7.9%
90.01% to 95.00%	50.9	50.4	49.8	49.0	48.2
85.01% to 90.00%	33.7	34.0	34.3	34.6	35.0
85.00% and below	8.2	8.3	8.5	8.8	8.9
Total	100.0%	100.0%	100.0%	100.0%	100.0%

Percentage of primary risk in force by policy year
2005 and prior	6.0%	6.3%	6.8%	7.3%	7.8%
2006	3.6	3.7	3.9	4.2	4.4
2007	8.4	8.7	9.1	9.6	10.2
2008	6.0	6.3	6.6	7.0	7.5
2009	1.5	1.7	1.8	2.0	2.3
2010	1.3	1.4	1.5	1.7	2.0
2011	2.7	2.9	3.1	3.5	3.9
2012	10.6	11.2	12.0	13.0	14.2
2013	17.0	18.1	19.2	20.8	22.4
2014	16.3	17.1	18.0	19.0	20.0
2015	22.0	22.6	18.0	11.9	5.3
2016	4.6	—%	—%	—%	—%
Total	100.0%	100.0%	100.0%	100.0%	100.0%

Primary risk in force on defaulted loans (2)	$1,562	$1,625	$1,666	$1,753	$1,883

(1)	Includes amounts ceded under our reinsurance agreements.
(2)	Excludes risk related to loans subject to the Freddie Mac Agreement.

Radian Group Inc. and Subsidiaries Mortgage Insurance Supplemental Information - Claims and Reserves Exhibit K

	2016	2015
($ in thousands)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1

Net claims paid
Prime	$74,432	$56,900	$65,396	$83,489	$76,186
Alt-A	28,929	21,343	18,966	23,260	19,999
A minus and below	13,196	11,530	14,028	14,965	15,141
Total primary claims paid	116,557	89,773	98,390	121,714	111,326
Pool	7,389	6,477	8,721	10,798	8,874
Second-lien and other	345	(143)	(16)	(53)	(111)
Subtotal	124,291	96,107	107,095	132,459	120,089
Impact of captive terminations	(120)	(65)	—	—	(12,000)
Impact of settlements	3,500	80,426	61,994	79,557	99,006
Total	$127,671	$176,468	$169,089	$212,016	$207,095

Average claim paid (1)
Prime	$47.7	$46.9	$46.2	$48.1	$44.0
Alt-A	63.0	61.7	60.2	59.5	54.6
A minus and below	36.8	40.6	42.5	40.1	35.9
Total primary average claims paid	49.0	48.7	47.8	48.7	44.2
Pool	53.2	56.3	51.3	69.7	51.5
Total	$48.9	$48.9	$47.8	$49.6	$44.5

Average primary claim paid (2)	$49.6	$50.5	$48.5	$49.6	$45.3
Average total claim paid (2)	$49.5	$50.6	$48.5	$50.4	$45.5

($ in thousands, except primary reserve per primary default amounts)	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015

Reserve for losses by category
Prime	$438,598	$480,481	$519,572	$562,918	$640,919
Alt-A	183,189	203,706	234,772	256,854	278,350
A minus and below	116,835	129,352	137,441	148,043	163,390
IBNR and other	79,051	83,066	107,179	125,038	167,204
LAE	23,600	26,108	41,464	48,141	53,210
Reinsurance recoverable (3)	8,239	8,286	11,071	11,677	13,365
Total primary reserves	849,512	930,999	1,051,499	1,152,671	1,316,438
Pool insurance	38,843	42,084	43,234	47,902	62,943
IBNR and other	1,050	1,118	949	891	1,227
LAE	1,227	1,335	1,983	2,353	3,051
Total pool reserves	41,120	44,537	46,166	51,146	67,221
Total 1st lien reserves	890,632	975,536	1,097,665	1,203,817	1,383,659
Second-lien and other	716	863	905	975	1,055
Total reserves	$891,348	$976,399	$1,098,570	$1,204,792	$1,384,714

1st lien reserve per default
Primary reserve per primary default excluding IBNR and other	$24,959	$24,019	$26,237	$27,279	$28,423

(1)	Net of reinsurance recoveries and without giving effect to the impact of captive terminations and settlements.
(2)	Before reinsurance recoveries and without giving effect to the impact of captive terminations and settlements.
(3)	Primarily represents ceded losses on captive transactions and quota share reinsurance transactions.

Radian Group Inc. and Subsidiaries Mortgage Insurance Supplemental Information - Default Statistics Exhibit L

	March 31,	December 31,	September 30,	June 30,	March 31,
	2016	2015	2015	2015	2015
Default Statistics
Primary Insurance:
Prime
Number of insured loans	817,236	816,797	812,657	802,719	801,332
Number of loans in default	19,510	22,223	22,328	23,237	25,114
Percentage of loans in default	2.39%	2.72%	2.75%	2.89%	3.13%

Alt-A
Number of insured loans	30,990	32,411	34,166	35,927	37,468
Number of loans in default	5,138	5,813	6,318	6,949	7,480
Percentage of loans in default	16.58%	17.94%	18.49%	19.34%	19.96%

A minus and below
Number of insured loans	30,681	31,902	33,018	34,224	35,425
Number of loans in default	6,221	7,267	7,229	7,490	7,846
Percentage of loans in default	20.28%	22.78%	21.89%	21.89%	22.15%

Total Primary
Number of insured loans	878,907	881,110	879,841	872,870	874,225
Number of loans in default (1)	30,869	35,303	35,875	37,676	40,440
Percentage of loans in default	3.51%	4.01%	4.08%	4.32%	4.63%

(1)	Excludes the following number of loans subject to the Freddie Mac Agreement that are in default as we no longer have claims exposure on these loans:

	March 31,	December 31,	September 30,	June 30,	March 31,
	2016	2015	2015	2015	2015
Number of loans in default	2,339	2,821	2,993	3,246	3,715

Radian Group Inc. and Subsidiaries Mortgage Insurance Supplemental Information - QSR, Captives and Persistency Exhibit M (page 1 of 2)

	2016	2015
($ in thousands)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1

Initial and Second Quota Share Reinsurance (“QSR”) Transactions
QSR ceded premiums written	$7,962	$6,934	$8,467	$4,216	$10,596
% of premiums written	3.4%	2.9%	3.4%	1.7%	4.2%
QSR ceded premiums earned	$11,325	$10,523	$12,201	$9,465	$14,786
% of premiums earned	4.7%	4.4%	5.1%	3.8%	6.1%
Ceding commissions written	$2,270	$2,553	$2,743	$2,982	$3,165
Ceding commissions earned	$5,739	$4,921	$4,026	$5,363	$6,664
Profit commission	$—	$1,559	$678	$5,760	$—
Risk in force included in QSR (1)	$2,018,468	$2,131,030	$2,253,913	$2,394,985	$2,575,060

Single Premium QSR Transaction
QSR ceded premiums written	$197,593	N/A	N/A	N/A	N/A
% of premiums written	84.7%	N/A	N/A	N/A	N/A
QSR ceded premiums earned	$5,994	N/A	N/A	N/A	N/A
% of premiums earned	2.5%	N/A	N/A	N/A	N/A
Ceding commissions written	$50,932	N/A	N/A	N/A	N/A
Ceding commissions earned	$3,032	N/A	N/A	N/A	N/A
Profit commission	$6,134	N/A	N/A	N/A	N/A
Risk in force included in QSR (1)	$3,308,057	N/A	N/A	N/A	N/A

(1) Included in primary risk in force.

In the first quarter of 2016, the Single Premium QSR decreased the percentage of Radian’s single-premium risk in force, net of reinsurance ceded, from 31 to 25 percent. The Single Premium QSR had a negligible impact on earnings for the first quarter 2016, as follows:

	Three Months Ended March 31, 2016

($ in thousands)	Before Single Premium QSR	Impact of Single Premium QSR		As Reported

Net premiums earned	$226,944	$(5,994)	(1)	$220,950
Provision for losses	(43,811)	536		(43,275)
Policy acquisition costs	(6,515)	126		(6,389)
Operating expenses	(61,698)	2,906		(58,792)
Net adjusted pretax operating income	$114,920	$(2,426)		$112,494

(1)	Net of profit commission of $6.1 million.

Radian Group Inc. and Subsidiaries Mortgage Insurance Supplemental Information - QSR, Captives and Persistency Exhibit M (page 2 of 2)

	2016	2015
($ in thousands)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1

1st Lien Captives
Premiums earned ceded to captives	$1,869	$2,268	$2,434	$2,700	$2,585
% of total premiums earned	0.8%	1.0%	1.0%	1.1%	1.1%
Insurance in force included in captives (1)	2.1%	2.1%	2.2%	2.4%	2.5%
Risk in force included in captives (1)	1.7%	1.9%	2.1%	2.2%	2.4%

Persistency (twelve months ended)	79.4%	78.8%	79.2%	80.1%	82.6%
Persistency (quarterly, annualized)	82.3%	81.8%	80.5%	76.2%	80.3%

(1)	Radian reinsures the middle layer risk positions, while retaining a significant portion of the total risk comprising the first loss and most remote risk positions.

FORWARD-LOOKING STATEMENTS

All statements in this report that address events, developments or results that we expect or anticipate may occur in the future are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Exchange Act and the U.S. Private Securities Litigation Reform Act of 1995. In most cases, forward-looking statements may be identified by words such as "anticipate," "may," "will," "could," "should," "would," "expect," "intend," "plan," "goal," "contemplate," "believe," "estimate," "predict," "project," "potential," "continue," "seek," "strategy," "future," "likely" or the negative or other variations on these words and other similar expressions. These statements, which may include, without limitation, projections regarding our future performance and financial condition, are made on the basis of management's current views and assumptions with respect to future events. Any forward-looking statement is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking statement. These statements speak only as of the date they were made, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We operate in a changing environment. New risks emerge from time to time and it is not possible for us to predict all risks that may affect us. The forward-looking statements, as well as our prospects as a whole, are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements including:

  changes in general economic and political conditions, including in particular but without limitation, unemployment rates and changes in housing markets and mortgage credit markets that could impact the size of the insurable market and the credit performance of our insured portfolio;
  changes in the way customers, investors, regulators or legislators perceive the performance and financial strength of private mortgage insurers;
  Radian Guaranty’s ability to remain eligible under the PMIERs and other applicable requirements imposed by the Federal Housing Finance Agency and by the GSEs to insure loans purchased by the GSEs;
  our ability to successfully execute and implement our capital plans and to maintain sufficient holding company liquidity to meet our short- and long-term liquidity needs;
  our ability to successfully execute and implement our business plans and strategies, including in particular but without limitation, plans and strategies that require GSE and/or regulatory approvals;
  our ability to maintain an adequate level of capital in our insurance subsidiaries to satisfy existing and future state regulatory requirements;
  changes in the charters or business practices of, or rules or regulations imposed by or applicable to the GSEs, including the GSE’s interpretation and application of the PMIERs to Radian Guaranty;

  changes in the current housing finance system in the U.S., including in particular but without limitation, the role of the FHA, the GSEs and private mortgage insurers in this system;
  any disruption in the servicing of mortgages covered by our insurance policies, as well as poor servicer performance;
  a significant decrease in the Persistency Rates of our monthly premium mortgage insurance policies;
  heightened competition in our mortgage insurance business, including in particular but without limitation, increased price competition and competition from other forms of credit enhancement;
  the effect of the Dodd-Frank Act on the financial services industry in general, and on our businesses in particular;
  the adoption of new laws and regulations, or changes in existing laws and regulations, or the way they are interpreted;
  the amount and timing of potential payments or adjustments associated with federal or other tax examinations, including deficiencies assessed by the IRS resulting from its examination of our 2000 through 2007 tax years, which we are currently contesting;
  the possibility that we may fail to estimate accurately the likelihood, magnitude and timing of losses in connection with establishing loss reserves for our mortgage insurance business;
  volatility in our results of operations caused by changes in the fair value of our assets and liabilities, including a significant portion of our investment portfolio;
  changes in GAAP or SAP rules and guidance, or their interpretation;
  legal and other limitations on dividends and other amounts we may receive from our subsidiaries; and
  the possibility that we may need to impair the estimated fair value of goodwill established in connection with our acquisition of Clayton.

For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Risk Factors detailed in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2015 and in our subsequent reports and registration statements filed from time to time with the U.S. Securities and Exchange Commission. We caution you not to place undue reliance on these forward-looking statements, which are current only as of the date on which we issued this press release. We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason.

CONTACT:
Radian Group Inc.
Emily Riley, 215-231-1035
emily.riley@radian.biz